NEWS RELEASE

The Hartford Reports Outstanding Fourth Quarter Earnings Of $1.1 Billion And Full Year 2025 Earnings Of $3.8 Billion
Net income ROE for the year of 22.0% and core earnings ROE of 19.4%
•Fourth quarter 2025 net income available to common stockholders of $1.1 billion ($3.98 per diluted share) increased 33% from $848 million ($2.88 per diluted share) over the same period in 2024. Core earnings* of $1.1 billion ($4.06 core earnings per diluted share*) increased 33% from $865 million ($2.94 core earnings per diluted share) over the same period in 2024.
•Full year 2025 net income available to common stockholders of $3.8 billion ($13.32 per diluted share) increased 23% from $3.1 billion ($10.35 per diluted share) over the same period in 2024. Core earnings* of $3.8 billion ($13.42 core earnings per diluted share*) increased 25% from $3.1 billion ($10.30 core earnings per diluted share) over the same period in 2024.
•Net income ROE for the year of 22.0% and core earnings ROE* of 19.4%.
•Property & Casualty (P&C) written premiums increased by 5% in the fourth quarter of 2025 compared to the same period in 2024, and by 7% for the full year, driven by Business Insurance premium growth of 7% and 8%, respectively.
•Business Insurance fourth quarter 2025 combined ratio of 83.6 and an underlying combined ratio* of 88.1. Full year 2025 combined ratio of 88.3 and an underlying combined ratio of 88.5.
•Personal Insurance fourth quarter 2025 combined ratio of 79.6 and an underlying combined ratio* of 84.3. Full year 2025 combined ratio of 91.9 and an underlying combined ratio of 88.0.
•Employee Benefits fourth quarter net income margin of 7.2% and a core earnings margin* of 7.6%. Full year net income margin of 7.8% and core earnings margin of 8.2%.
•Returned $546 million to stockholders in the fourth quarter, including $400 million of shares repurchased and $146 million in common stockholder dividends paid. For the full year, returned $2.2 billion to stockholders, including $1.6 billion of shares repurchased and $592 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., Jan. 29, 2026 – The Hartford (NYSE: HIG) today announced financial results for the fourth quarter and year ended Dec. 31, 2025.

“The Hartford delivered an outstanding year, with core earnings of $3.8 billion and a core earnings ROE of 19.4 percent,” said The Hartford’s Chairman and CEO Christopher Swift. “Results were driven by excellent performance in Business Insurance, which once again generated robust top-line growth at highly profitable margins, a pivotal year in Personal Insurance that restored target profitability in auto, strong margins in Employee Benefits, and solid performance from our investment portfolio.”

The Hartford's Chief Financial Officer Beth Costello said, “Business Insurance once again delivered excellent results in the quarter, with 7 percent top-line growth and an underlying combined ratio of 88.1. Personal Insurance achieved 5.9 points of underlying combined ratio improvement, while Employee Benefits delivered a core earnings margin of 7.6 percent. Investment performance was solid, supported by a diversified portfolio, attractive new money yields, and strong limited partnership returns."
Swift continued, “These outstanding fourth quarter and full-year results demonstrate the effectiveness of our strategy and the impact of innovation across the enterprise. We enter 2026 with momentum. Disciplined underwriting, extensive and trusted distribution relationships, and an unparalleled customer experience position The Hartford to continue delivering superior returns for shareholders."

CONSOLIDATED RESULTS:

	Three Months Ended			Year Ended
($ in millions except per share data)	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net income available to common stockholders	$1,126	$848	33%	$3,815	$3,090	23%
Net income available to common stockholders per diluted share[1]	$3.98	$2.88	38%	$13.32	$10.35	29%

Core earnings	$1,148	$865	33%	$3,845	$3,076	25%
Core earnings per diluted share	$4.06	$2.94	38%	$13.42	$10.30	30%

Book value per diluted share	$66.31	$55.09	20%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$73.62	$64.95	13%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	22.0%	19.9%	2.1
Core earnings ROE[3], last 12-months	19.4%	16.7%	2.7
[1]Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3]Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

Fourth quarter 2025 net income available to common stockholders of $1.1 billion, or $3.98 per diluted share, improved from $848 million in fourth quarter 2024, primarily driven by higher net investment income, net favorable prior accident year development (PYD), lower P&C CAY CATs, earned premium growth across P&C, and improvement in the Personal Insurance underlying loss and loss adjustment expense ratio*, partially offset by higher expense ratios in both P&C and Employee Benefits.
Fourth quarter 2025 core earnings of $1.1 billion, or $4.06 per diluted share, compared with $865 million of core earnings in fourth quarter 2024. Contributing to the results were:
•An increase in earnings driven by 8% growth in P&C earned premium.
•Business Insurance loss and loss adjustment expense ratio of 51.5 compared with 56.3 in fourth quarter 2024, including 2.3 points of lower CATs and 2.4 points of more favorable PYD. Underlying loss and loss adjustment expense ratio of 56.1 compared with 56.0 in fourth quarter 2024.
•Personal Insurance loss and loss adjustment expense ratio of 53.3 compared with 59.3 in fourth quarter 2024, including 0.2 points of lower CATs and 0.1 points of more favorable PYD. Underlying loss and loss adjustment expense ratio* of 58.1 improved 5.6 points from fourth quarter 2024, due to a lower loss ratio in both automobile and homeowners.
•Net favorable PYD in core earnings of $12 million, before tax, in 2025 compared with net unfavorable PYD of $97 million in core earnings in 2024. Net favorable PYD included in core earnings in fourth quarter 2025 was primarily driven by reserve reductions in workers’ compensation, bond, catastrophes, and personal automobile liability and physical damage, partially offset by an increase of $165 million related to asbestos and environmental (A&E) reserves. Excluding the A&E reserve development, prior accident year reserve development was favorable by $177 million.
•P&C CAY CAT benefit of $1 million, before tax, in fourth quarter 2025, including $54 million of favorable prior quarter development primarily from tornado, wind and hail events across several regions, offset by losses incurred in the current quarter from tornado, wind and hail events across several regions, compared with CAY CAT losses of $80 million in fourth quarter 2024.
•The P&C expense ratio of 30.7 compared with 29.9 in fourth quarter 2024, driven by an increase in Business Insurance, partially offset by improvement in Personal Insurance.
•Employee Benefits loss ratio of 71.3 compared with 70.6 in fourth quarter 2024, driven by an increase in the group disability loss ratio, partially offset by improvement in the group life loss ratio.
•The Employee Benefits expense ratio of 27.5 compared with 26.7 in fourth quarter 2024, driven by higher staffing costs, including increased incentive compensation and benefits, as well as higher technology costs, including increased investment.
•Net investment income of $832 million, before tax, compared with $714 million in fourth quarter 2024, primarily driven by increased income from limited partnerships and other alternative investments (LPs), a higher level of invested assets, and reinvesting at higher interest rates, partially offset by a lower yield on variable-rate securities.
Full year 2025 net income available to common stockholders of $3.8 billion, or $13.32 per diluted share, compared with $3.1 billion in the 2024 period, primarily due to a higher P&C underwriting gain*, driven by earned premium growth across all lines of business, greater net favorable PYD, as well as a lower underlying loss and LAE ratio in Personal Insurance, and higher net investment income.
Full year 2025 core earnings of $3.8 billion, or $13.42 per diluted share, compared with $3.1 billion of core earnings in the 2024 period. Contributing to the results were:
•An increase in earnings generated by 9% growth in P&C earned premium.
•Business Insurance loss and loss adjustment expense ratio of 56.8 compared with 58.5 in 2024, including lower CATs of 0.8 points and more favorable PYD of 1.4 points. Underlying loss and loss adjustment expense ratio of 57.0 in 2025 compared with 56.5 in 2024, largely due to a slightly higher loss ratio in workers' compensation and general liability, partially offset by favorable non-CAT property losses.
•Personal Insurance loss and loss adjustment expense ratio of 65.9 compared with 73.1 in 2024, including 1.7 points of more favorable PYD and 0.6 points of higher CATs. Underlying loss and loss adjustment expense ratio of 61.9 in 2025 compared with 68.1 in 2024, due to a lower loss ratio in both automobile and homeowners.
•Net favorable PYD in core earnings of $360 million, before tax, in 2025, compared with net favorable PYD of $37 million in core earnings in 2024. Net favorable core PYD in 2025 was primarily driven by reserve reductions in workers' compensation, personal automobile, catastrophes, bond, homeowners, and commercial property, partially offset by an increase of $165 million related to A&E reserves after ADC reinsurance. Excluding the A&E reserve development, prior accident year reserve development was favorable by $525 million.
•P&C CAY CAT losses of $748 million, before tax, in 2025, driven by losses from tornado, wind and hail events across several regions, but concentrated in the South and Midwest regions, and to a lesser extent, the Mid-Atlantic and Mountain West regions, as well as a loss of $305, net of reinsurance, from the January 2025 California Wildfire Event, compared with $768 million in 2024.
•The P&C expense ratio of 30.2 in 2025 compared with 30.0 in 2024.
•Employee Benefits loss ratio of 70.6 improved 0.2 points compared with 70.8, primarily driven by a lower group life loss ratio, partially offset by a higher loss ratio in group disability.

•The Employee Benefits expense ratio of 26.3 compared with 25.4, driven by higher staffing costs, including increased incentive compensation and benefits, as well as higher technology costs, including increased investment.
•Net investment income of $2.9 billion, before tax, compared with $2.6 billion in 2024, primarily due to the impact of higher invested assets, higher income from limited partnerships and other alternative investments, and reinvesting at higher rates, partially offset by a lower yield on variable-rate securities.
Dec. 31, 2025, book value per diluted share of $66.31 increased 20.4%, from $55.09 at Dec. 31, 2024, principally due to net income in excess of stockholder dividends through Dec. 31, 2025, partially offset by the dilutive effect of share repurchases.
Book value per diluted share (excluding AOCI) of $73.62 as of Dec. 31, 2025, increased 13.3%, from $64.95 at Dec. 31, 2024, as the impact from net income in excess of stockholder dividends through Dec. 31, 2025, was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the year ending Dec. 31, 2025 was 22.0%, increasing 2.1 points from Dec. 31, 2024, primarily due to an increase in net income available to common stockholders.
Core earnings ROE for the year ending Dec. 31, 2025, was 19.4%, increasing 2.7 points from Dec. 31, 2024, primarily due to an increase in core earnings.

BUSINESS RESULTS:
Business Insurance

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net income	$897	$708	27%	$2,780	$2,349	18%
Core earnings	$915	$665	38%	$2,806	$2,296	22%
Written premiums	$3,381	$3,174	7%	$14,456	$13,351	8%
Underwriting gain[1]	$591	$416	42%	$1,619	$1,289	26%
Underlying underwriting gain[1]	$427	$425	—%	$1,599	$1,544	4%

Losses and loss adjustment expense ratio	51.5	56.3	(4.8)	56.8	58.5	(1.7)
Expenses	31.8	30.8	1.0	31.2	31.1	0.1
Policyholder dividends	0.3	0.3	—	0.3	0.3	—
Combined ratio	83.6	87.4	(3.8)	88.3	89.9	(1.6)
Impact of catastrophes and PYD on combined ratio	4.5	(0.2)	4.7	0.2	(2.0)	2.2
Underlying combined ratio	88.1	87.1	1.0	88.5	87.9	0.6

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	56.1	56.0	0.1	57.0	56.5	0.5
Current accident year catastrophes	(0.3)	2.0	(2.3)	3.0	3.8	(0.8)
Favorable prior accident year development	(4.2)	(1.8)	(2.4)	(3.2)	(1.8)	(1.4)
Total Losses and loss adjustment expense ratio	51.5	56.3	(4.8)	56.8	58.5	(1.7)
[1]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Fourth quarter 2025 net income of $897 million compared with net income of $708 million in fourth quarter 2024, principally due to greater net favorable PYD, higher net investment income, lower CAY CATs, and the impact of earned premium growth, partially offset by a higher expense ratio and greater net realized losses. PYD in the 2024 period includes a $58 million before-tax, benefit due to the amortization of the deferred gain related to the Navigators ADC.
Business Insurance core earnings of $915 million in fourth quarter 2025 compared with $665 million in fourth quarter 2024. Contributing to the results were:
•9% growth in earned premium.
•An underlying loss and loss adjustment expense ratio of 56.1 in fourth quarter 2025 compared with 56.0 in fourth quarter 2024.
•Net favorable PYD within core earnings of $152 million, before tax, in fourth quarter 2025, compared with $0 million of net PYD within core earnings in fourth quarter 2024. The net favorable PYD in fourth quarter 2025 primarily includes reserve reductions in workers’ compensation, bond, and catastrophes.
•CAY CAT benefit of $12 million, before tax, in fourth quarter 2025, including $53 million of favorable prior quarter development primarily from tornado, wind and hail events across several regions, partially offset by losses incurred in the current quarter from tornado, wind and hail events across several regions, down from CAY CAT losses of $67 million in fourth quarter 2024.
•Net investment income of $562 million, before tax, compared with $479 million in fourth quarter 2024.

Combined ratio of 83.6 compared with 87.4 in fourth quarter 2024, primarily due to a 4.8 point decrease in the loss and loss adjustment expense ratio, including 0.3 points of CAT benefit in 2025 compared with 2.0 points of CAT losses in 2024 and 2.4 points of more favorable PYD. Underlying combined ratio of 88.1 compared with 87.1 in fourth quarter 2024, primarily due to a 1.0 point increase in the expense ratio:
•Small Business combined ratio of 80.8 compared with 83.8 in fourth quarter 2024, including 1.4 points of lower CATs and 2.3 points of more favorable PYD. Underlying combined ratio of 87.3 compared with 86.7 in fourth quarter 2024, primarily due to a higher loss ratio in workers' compensation and a higher expense ratio, partially offset by favorable non-CAT property losses.
•Middle & Large Business combined ratio of 91.1 compared with 93.9 in fourth quarter 2024, including a 2.3 points of less unfavorable PYD and 0.2 points of higher CAY CATs. Underlying combined ratio of 89.4 compared with 90.2 in fourth quarter 2024, primarily due to lower non-CAT property losses, partially offset by a higher loss ratio in workers' compensation and general liability.
•Global Specialty combined ratio of 78.1 compared with 84.7 in fourth quarter 2024, including 7.4 points of lower CATs and 3.2 points of more favorable PYD. The 2024 combined ratio included 6.3 points of favorable development due to the amortization of the deferred gain related to the Navigators ADC. Underlying combined ratio of 87.6 compared with 83.6 in fourth quarter 2024, primarily due to a higher expense ratio, and higher loss ratios in U.S. wholesale liability and financial products, partially offset by lower non-CAT property losses.
•The expense ratio of 31.8 increased from 30.8 in fourth quarter 2024, as the impact of earned premium leverage was more than offset by expected increases in technology costs and higher incentive compensation due to overall financial performance.
Fourth quarter 2025 written premiums of $3.4 billion were up 7% from fourth quarter 2024, with increases across the segment. Small Business delivered a 9% increase with Middle & Large Business and Global Specialty both delivering 5% increases. Small Business and Global Specialty both delivered double-digit new business growth.

Personal Insurance

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net income	$212	$154	38%	$447	$208	115%
Core earnings	$214	$155	38%	$457	$217	111%
Written premiums	$850	$871	(2%)	$3,730	$3,598	4%
Underwriting gain (loss)	$193	$129	50%	$300	$31	NM
Underlying underwriting gain	$148	$89	66%	$448	$205	119%

Losses and loss adjustment expense ratio	53.3	59.3	(6.0)	65.9	73.1	(7.2)
Expenses	26.2	26.5	(0.3)	26.0	26.0	—
Combined ratio	79.6	85.8	(6.2)	91.9	99.1	(7.2)
Impact of catastrophes and PYD on combined ratio	4.7	4.4	0.3	(4.0)	(5.1)	1.1
Underlying combined ratio	84.3	90.2	(5.9)	88.0	94.1	(6.1)

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	58.1	63.7	(5.6)	61.9	68.1	(6.2)
Current accident year catastrophes	1.2	1.4	(0.2)	8.8	8.2	0.6
Favorable prior accident year development	(5.9)	(5.8)	(0.1)	(4.8)	(3.1)	(1.7)
Total Losses and loss adjustment expense ratio	53.3	59.3	(6.0)	65.9	73.1	(7.2)
Net income of $212 million in fourth quarter 2025 compared with net income of $154 million in fourth quarter 2024, primarily due to an improvement in the underlying loss and loss adjustment expense ratio, including the impact of higher earned premium, higher net investment income, lower CAY CAT losses, and more favorable PYD.
Personal Insurance core earnings of $214 million compared with core earnings of $155 million in fourth quarter 2024. Contributing to the results were:
•4% growth in earned premium largely driven by the impact of double-digit earned pricing increases.
•An underlying loss and loss adjustment expense ratio of 58.1 in fourth quarter 2025, which improved 5.6 points from 63.7 in fourth quarter 2024, primarily driven by the impact of earned pricing increases outpacing loss cost trends.
•$56 million, before tax, of favorable PYD in fourth quarter of 2025, compared with $53 million of favorable PYD in fourth quarter 2024. The net favorable PYD in fourth quarter 2025 primarily includes reserve reductions in automobile liability and physical damage, catastrophes, and homeowners.
•CAY CAT losses of $11 million, before tax, in fourth quarter 2025, including losses from tornado, wind and hail events across several regions, but concentrated in the Pacific, Northeast and Mountain West regions, compared with $13 million of CAY CAT losses in fourth quarter 2024.
•Net investment income of $74 million, before tax, in fourth quarter 2025 compared with $64 million in fourth quarter 2024.
Combined ratio of 79.6 in fourth quarter 2025 compared with 85.8 in fourth quarter 2024, primarily due to a 6.0 point improvement in the loss and loss adjustment expense ratio, including a 5.6 point improvement in the underlying loss and loss adjustment expense ratio, a 0.3 point improvement in the expense ratio, 0.2 points of lower CAY CAT losses, and 0.1 points of more favorable PYD. Underlying combined ratio of 84.3 improved 5.9 points from 90.2 in fourth quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio in automobile and homeowners, and a 0.3 point improvement in the expense ratio.

•Personal Automobile combined ratio of 92.7 improved 5.6 points from 98.3 in fourth quarter 2024, including 1.8 points of more favorable PYD, partially offset by 0.3 points of CAY CATs. The underlying combined ratio of 98.9 improved 4.1 points from 103.0 in fourth quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends.
•Homeowners combined ratio of 53.7 compared with 57.8 in fourth quarter 2024, including 1.8 points of lower CAY CATs and 3.8 points of less favorable PYD. The underlying combined ratio of 55.5 improved 6.2 points from 61.7 in fourth quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends, and improvement in the expense ratio.
•The expense ratio of 26.2 improved from 26.5 in fourth quarter 2024, as the impact of earned premium leverage offset increases in technology costs and higher incentive compensation due to overall financial performance.
Written premiums in fourth quarter 2025 were $850 million compared with $871 million in fourth quarter 2024, with:
•Renewal written price increases in automobile and homeowners of 10.4% and 11.9%, respectively.
•Effective policy count retention was relatively stable in automobile and homeowners due to strong but moderating renewal written price increases.

Employee Benefits

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net income	$130	$126	3%	$557	$561	(1)%
Core earnings	$138	$139	(1%)	$586	$578	1%
Fully insured ongoing premiums	$1,601	$1,600	0%	$6,418	$6,392	0%
Loss ratio	71.3%	70.6%	0.7	70.6%	70.8%	(0.2)
Expense ratio	27.5%	26.7%	0.8	26.3%	25.4%	0.9
Net income margin	7.2%	7.1%	0.1	7.8%	7.9%	(0.1)
Core earnings margin	7.6%	7.8%	(0.2)	8.2%	8.2%	0.0
Net income of $130 million in fourth quarter 2025 compared with $126 million in fourth quarter 2024, primarily due to improvement in the group life loss ratio, higher net investment income, and lower net realized losses, partially offset by an increase in the expense ratio and an increase in the group disability loss ratio. Core earnings of $138 million, compared with $139 million in fourth quarter 2024, primarily driven by an increase in the expense ratio and group disability loss ratio, partially offset by a lower group life loss ratio and higher net investment income.
Fully insured ongoing premiums were flat compared with fourth quarter 2024. Fully insured ongoing sales were $59 million in fourth quarter 2025, compared with $68 million in fourth quarter 2024, driven by lower group disability sales.
Loss ratio of 71.3 compared with 70.6 in fourth quarter 2024.
•Group life loss ratio of 76.9 improved 3.0 points due to lower mortality for term life products.

•Group disability loss ratio of 70.5 increased 3.6 points driven by higher short-term and long-term disability loss trends, partially offset by improvement in paid family and medical leave products.
Expense ratio of 27.5 increased 0.8 points compared with 26.7 in fourth quarter 2024, driven by higher staffing costs, including increased incentive compensation and benefits, as well as higher technology costs, including increased investment.
Net investment income of $153 million, before tax, compared with $130 million in fourth quarter 2024.
Hartford Funds

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net income	$59	$49	20%	$213	$192	11%
Core earnings	$58	$51	14%	$201	$182	10%
Daily average Hartford Funds Assets Under Management (AUM)	$153,441	$142,230	8%	$145,474	$136,477	7%
Mutual Funds and exchange-traded funds (ETF) net flows	$(742)	$796	(193)%	$(3,714)	$(3,225)	(15)%
Total Hartford Funds AUM	$154,229	$139,598	10%	$154,229	$139,598	10%
Fourth quarter 2025 net income of $59 million compared with $49 million in fourth quarter 2024, primarily due to an increase in fee income net of operating costs and other expenses driven by higher daily average Hartford Funds AUM, and a change from net realized losses to net realized gains. Core earnings of $58 million compared with $51 million in fourth quarter 2024, with the change primarily reflecting the same drivers as net income, excluding the impact of net realized gains (losses).
Daily average AUM of $153 billion in fourth quarter 2025 increased 8% from fourth quarter 2024.
Mutual fund and ETF net outflows totaled $742 million in fourth quarter 2025, compared with net inflows of $796 million in fourth quarter 2024.

Corporate

	Three Months Ended			Year Ended
($ in millions, unless otherwise noted)	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net loss	$(26)	$(28)	7%	$(58)	$(72)	19%
Net loss available to common stockholders	$(31)	$(33)	6%	$(79)	$(93)	15%
Core loss	$(37)	$(39)	5%	$(106)	$(122)	13%
Net investment income, before tax	$16	$16	—%	$58	$63	(8)%
Interest expense and preferred dividends, before tax	$54	$55	(2%)	$220	$220	—%
Net loss available to common stockholders of $31 million in fourth quarter 2025 compared with a net loss available to common stockholders of $33 million in fourth quarter 2024. Fourth quarter 2025 core loss of $37 million compared with a fourth quarter 2024 core loss of $39 million.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net investment income, before tax	$832	$714	17%	$2,911	$2,568	13%
Annualized investment yield, before tax	5.2%	4.7%	0.5	4.7%	4.3%	0.4
Annualized investment yield, before tax, excluding LPs[1]	4.6%	4.6%	0.0	4.5%	4.4%	0.1
Annualized LP yield, before tax	11.4%	6.4%	5.0	5.8%	3.0%	2.8
Annualized investment yield, after tax	4.1%	3.8%	0.3	3.7%	3.5%	0.2
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Fourth quarter 2025 consolidated net investment income of $832 million compared with $714 million in fourth quarter 2024, primarily driven by increased income from LPs, a higher level of invested assets, and reinvesting at higher interest rates, partially offset by a lower yield on variable-rate securities.
Fourth quarter 2025 net investment income, excluding LPs*, of $672 million, before tax, compared to $635 million in fourth quarter 2024, a 6% increase, primarily driven by a higher level of invested assets and reinvesting at higher interest rates, partially offset by a lower yield on variable-rate securities.
Fourth quarter 2025 included $160 million, before tax, of LP income as compared with $79 million in fourth quarter 2024, driven by higher returns on private equity and other funds. Annualized LP yield, before tax, of 11.4% compared with 6.4% in fourth quarter 2024.
Net realized losses of $29 million, before tax, in fourth quarter 2025 compared with $17 million, before tax, in fourth quarter 2024, primarily due to a change to losses on transactional foreign currency revaluation in the current period and higher valuation declines of fixed maturities, at fair value using the fair value option, partially offset by lower net losses on sales of fixed maturities in the fourth quarter of 2025.
Total invested assets of $64.0 billion increased $4.8 billion from Dec. 31, 2024, primarily due to a net increase in book value and higher valuations on fixed maturities, driven by lower interest rates.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2025 financial results on a webcast at 9:00 a.m. EST on Friday, Jan. 30, 2026. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2025, and the fourth quarter 2025 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, employee benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Insurance Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

HIG-F

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Media Contacts:    Investor Contact:
Michelle Loxton     Kate Jorens
860-547-7413     860-547-4066
michelle.loxton@thehartford.com     kate.jorens@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2025
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,595	$945	$—	$1,601	$—	$—	$6,141
Fee income	12	8	—	55	284	9	368
Net investment income	562	74	20	153	7	16	832
Net realized gains (losses)	(21)	(3)	(1)	(10)	1	5	(29)
Other revenue	1	19	—	—	—	7	27
Total revenues	4,149	1,043	19	1,799	292	37	7,339
Benefits, losses, and loss adjustment expenses	1,851	504	196	1,180	—	2	3,733
Amortization of DAC	565	72	—	8	—	—	645
Insurance operating costs and other expenses	594	200	2	437	218	30	1,481
Interest expense	—	—	—	—	—	49	49
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	3,018	776	198	1,635	218	81	5,926
Income (loss) before income taxes	1,131	267	(179)	164	74	(44)	1,413
Income tax expense (benefit)	234	55	(38)	34	15	(18)	282
Net income (loss)	897	212	(141)	130	59	(26)	1,131
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	897	212	(141)	130	59	(31)	1,126
Adjustments to reconcile net income available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	21	2	1	9	(1)	(3)	29
Integration and other non-recurring M&A costs, before tax	1	—	—	—	—	—	1
Income tax expense (benefit)	(4)	—	—	(1)	—	(3)	(8)
Core earnings (loss)	$915	$214	$(140)	$138	$58	$(37)	$1,148

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2024
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,303	$906	$—	$1,600	$—	$—	$5,809
Fee income	10	9	—	56	269	10	354
Net investment income	479	64	19	130	6	16	714
Net realized gains (losses)	(3)	(5)	(1)	(16)	(3)	11	(17)
Other revenue	—	19	—	—	—	—	19
Total revenues	3,789	993	18	1,770	272	37	6,879
Benefits, losses, and loss adjustment expenses	1,858	537	212	1,169	—	3	3,779
Amortization of DAC	516	67	—	8	—	—	591
Insurance operating costs and other expenses	516	198	2	424	210	17	1,367
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,898	802	214	1,611	210	70	5,805
Income (loss) before income taxes	891	191	(196)	159	62	(33)	1,074
Income tax expense (benefit)	183	37	(40)	33	13	(5)	221
Net income (loss)	708	154	(156)	126	49	(28)	853
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	708	154	(156)	126	49	(33)	848
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	2	3	1	15	3	(8)	16
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(58)	—	62	—	—	—	4
Income tax expense (benefit)	11	(2)	(13)	(2)	(1)	2	(5)
Core earnings (loss)	$665	$155	$(106)	$139	$51	$(39)	$865

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2025
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$13,883	$3,725	$—	$6,422	$—	$—	$24,030
Fee income	45	32	—	223	1,077	40	1,417
Net investment income	1,967	256	76	533	21	58	2,911
Net realized gains (losses)	(91)	(13)	(3)	(38)	15	30	(100)
Other revenue	3	88	—	—	—	19	110
Total revenues	15,807	4,088	73	7,140	1,113	147	28,368
Benefits, losses, and loss adjustment expenses	7,889	2,455	196	4,692	—	6	15,238
Amortization of DAC	2,201	282	—	33	—	—	2,516
Insurance operating costs and other expenses	2,196	789	9	1,675	844	71	5,584
Interest expense	—	—	—	—	—	199	199
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	12,315	3,528	205	6,440	844	276	23,608
Income (loss) before income taxes	3,492	560	(132)	700	269	(129)	4,760
Income tax expense (benefit)	712	113	(29)	143	56	(71)	924
Net income (loss)	2,780	447	(103)	557	213	(58)	3,836
Preferred stock dividends	—	—	—	—	—	21	21
Net Income (loss) available to common stockholders	2,780	447	(103)	557	213	(79)	3,815
Adjustments to reconcile net income available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	89	12	3	36	(15)	(29)	96
Integration and other non-recurring M&A costs, before tax	7	—	—	—	—	—	7
Change in deferred gain on retroactive reinsurance, before tax	(64)	—	—	—	—	—	(64)
Income tax expense (benefit)	(6)	(2)	1	(7)	3	2	(9)
Core earnings (loss)	$2,806	$457	$(99)	$586	$201	$(106)	$3,845

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2024
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$12,721	$3,453	$—	$6,393	$—	$—	$22,567
Fee income	43	33	—	222	1,035	40	1,373
Net investment income	1,714	222	74	475	20	63	2,568
Net realized losses	(73)	(14)	(4)	(24)	12	42	(61)
Other revenue (loss)	1	85	—	—	—	2	88
Total revenues	14,406	3,779	70	7,066	1,067	147	26,535
Benefits, losses, and loss adjustment expenses	7,441	2,525	219	4,681	—	8	14,874
Amortization of DAC	1,993	255	—	34	—	—	2,282
Insurance operating costs and other expenses	2,018	740	13	1,609	824	54	5,258
Restructuring and other costs	—	—	—	—	—	2	2
Interest expense	—	—	—	—	—	199	199
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	11,481	3,522	232	6,364	824	263	22,686
Income (loss) before income taxes	2,925	257	(162)	702	243	(116)	3,849
Income tax expense (benefit)	576	49	(35)	141	51	(44)	738
Net income (loss)	2,349	208	(127)	561	192	(72)	3,111
Preferred stock dividends	—	—	—	—	—	21	21
Net income (loss) available to common stockholders	2,349	208	(127)	561	192	(93)	3,090
Adjustments to reconcile net income available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	70	12	4	22	(12)	(40)	56
Restructuring costs, before tax	—	—	—	—	—	2	2
Integration and other non-recurring M&A costs, before tax	8	—	—	—	—	—	8
Change in deferred gain on retroactive reinsurance, before tax	(145)	—	62	—	—	—	(83)
Income tax expense (benefit)	14	(3)	(14)	(5)	2	9	3
Core earnings (loss)	$2,296	$217	$(75)	$578	$182	$(122)	$3,076

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2025, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable U.S GAAP measure. A reconciliation of annualized investment yield to annualized investment yield excluding limited partnerships and other alternative investments for the quarterly and twelve month periods ended December 31, 2025 and 2024 is provided in the table below.

	Three Months Ended
	Dec 31 2025	Dec 31 2024
Annualized investment yield	5.2%	4.7%
Adjustment for income from limited partnerships and other alternative investments	(0.6)%	(0.1)%
Annualized investment yield excluding limited partnerships and other alternative investments	4.6%	4.6%

	Twelve Months Ended
	Dec 31 2025	Dec 31 2024
Annualized investment yield, before tax	4.7%	4.3%
Adjustment for income from limited partnerships and other alternative investments	(0.2)%	0.1%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	4.5%	4.4%

Net investment income, excluding limited partnerships and other alternative investments-This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Employee Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Net investment income is the most directly comparable U.S. GAAP measure. A reconciliation of net investment income to net investment income excluding limited partnerships and other alternative investments for the quarterly periods ended December 31, 2025 and 2024 is provided in the table below.

	Three Months Ended
	Dec 31 2025	Dec 31 2024
Total net investment income	$832	$714
Adjustment for income from limited partnerships and other alternative investments	$(160)	$(79)
Net investment income excluding limited partnerships and other alternative investments	$672	$635

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Dec 31 2025	Dec 31 2024	Change
Book value per diluted share	$66.31	$55.09	20.4%
Per diluted share impact of AOCI	$7.31	$9.86	(25.9%)
Book value per diluted share (excluding AOCI)	$73.62	$64.95	13.3%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings (loss) for the quarterly and twelve month periods ended December 31, 2025 and 2024, for individual reporting segments can be found in this news release under the heading "The Hartford Insurance Group, Inc. Consolidating Income Statements."
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Employee Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Employee Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Employee Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly and twelve month periods ended December 31, 2025 and 2024, is set forth below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Net income margin	7.2%	7.1%	0.1	7.8%	7.9%	(0.1)
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses, before tax	0.5%	0.8%	(0.3)	0.5%	0.4%	0.1
Income tax benefit on items excluded from core earnings	(0.1)%	(0.1)%	—	(0.1)%	(0.1)%	—
Core earnings margin	7.6%	7.8%	(0.2)	8.2%	8.2%	—

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the U.S. GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable U.S. GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly and twelve month periods ended December 31, 2025 and 2024 is provided in the table below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Per Share Data
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$3.98	$2.88	38%	$13.32	$10.35	29%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.10	0.05	100%	0.34	0.19	79%
Restructuring and other costs, before tax	—	—	—%	—	0.01	(100)%
Integration and other non-recurring M&A costs, before tax	—	0.01	(100%)	0.02	0.03	(33)%
Change in deferred gain on retroactive reinsurance, before tax	—	0.01	(100%)	(0.22)	(0.28)	21%
Income tax benefit on items excluded from core earnings	(0.02)	(0.01)	(100%)	(0.04)	—	NM
Core earnings per diluted share	$4.06	$2.94	38%	$13.42	$10.30	30%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Three Months Ended
	Dec 31 2025	Dec 31 2024
Net income available to common stockholders ROE	22.0%	19.9%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	0.6%	0.4%
Integration and other non-recurring M&A costs, before tax	—%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	(0.4)%	(0.5)%
Income tax benefit on items not included in core earnings	(0.1)%	—%
Impact of AOCI, excluded from denominator of core earnings ROE	(2.7)%	(3.2%)
Core earnings ROE	19.4%	16.7%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable U.S. GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for "Business Insurance" and "Personal Insurance". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL BUSINESS

	Three Months Ended
	Dec 31 2025	Dec 31 2024	Change
Combined ratio	80.8	83.8	(3.0)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	0.2	(1.2)	1.4
Prior accident year development	6.4	4.1	2.3
Underlying combined ratio	87.3	86.7	0.6

MIDDLE & LARGE BUSINESS

	Three Months Ended
	Dec 31 2025	Dec 31 2024	Change
Combined ratio	91.1	93.9	(2.8)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.7)	(0.5)	(0.2)
Prior accident year development	(1.0)	(3.3)	2.3
Underlying combined ratio	89.4	90.2	(0.8)

GLOBAL SPECIALTY

	Three Months Ended
	Dec 31 2025	Dec 31 2024	Change
Combined ratio	78.1	84.7	(6.6)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	2.0	(5.4)	7.4
Prior accident year development	7.5	4.3	3.2
Underlying combined ratio	87.6	83.6	4.0

PERSONAL AUTOMOBILE

	Three Months Ended
	Dec 31 2025	Dec 31 2024	Change
Combined ratio	92.7	98.3	(5.6)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.3)	—	(0.3)
Prior accident year development	6.5	4.7	1.8
Underlying combined ratio	98.9	103.0	(4.1)

HOMEOWNERS

	Three Months Ended
	Dec 31 2025	Dec 31 2024	Change
Combined ratio	53.7	57.8	(4.1)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.0)	(4.8)	1.8
Prior accident year development	4.8	8.6	(3.8)
Underlying combined ratio	55.5	61.7	(6.2)

Underwriting gain (loss) -This non-GAAP financial measure is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable U.S. GAAP measure. The Hartford's management evaluates profitability of the Business and Personal Insurance segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income (loss) to underwriting gain (loss) for the quarterly and twelve months periods ended December 31, 2025 and 2024, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable U.S GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain for individual reporting segments for the quarterly and twelve months periods ended December 31, 2025 and 2024, is set forth below.

PROPERTY & CASUALTY

	Twelve Months Ended
	Dec 31 2025	Dec 31 2024
Net income	$3,124	$2,430
Adjustments to reconcile net income to underwriting gain:
Net investment income	(2,299)	(2,010)
Net realized losses	107	91
Net servicing and other (income) expense	(13)	(9)
Income tax expense	796	590
Underwriting gain	$1,715	$1,092

BUSINESS INSURANCE

	Three Months Ended		Twelve Months Ended
	Dec 31 2025	Dec 31 2024	Dec 31 2025	Dec 31 2024
Net income	$897	$708	$2,780	$2,349
Adjustments to reconcile net income to underwriting gain:
Net investment income	(562)	(479)	(1,967)	(1,714)
Net realized losses	21	3	91	73
Other expense	1	1	3	5
Income tax expense	234	183	712	576
Underwriting gain	591	416	1,619	1,289
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	(12)	67	421	486
Prior accident year development	(152)	(58)	(441)	(231)
Underlying underwriting gain	$427	$425	$1,599	$1,544

PERSONAL INSURANCE

	Three Months Ended		Twelve Months Ended
	Dec 31 2025	Dec 31 2024	Dec 31 2025	Dec 31 2024
Net income	$212	$154	$447	$208
Adjustments to reconcile net income to underwriting loss:
Net investment income	(74)	(64)	(256)	(222)
Net realized losses	3	5	13	14
Net servicing and other (income) expense	(3)	(3)	(17)	(18)
Income tax expense	55	37	113	49
Underwriting gain	193	129	300	31
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	11	13	327	282
Prior accident year development	(56)	(53)	(179)	(108)
Underlying underwriting gain	$148	$89	$448	$205

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure is the cost of non-catastrophe loss and loss adjustment expenses incurred in the current accident year divided by earned premiums. The loss and loss adjustment expense ratio is the most directly comparable U.S. GAAP measure. Management believes that the underlying loss and loss adjustment expense ratio is a performance measure that is useful to investors as it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development ("PYD"). A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly and twelve months periods ended December 31, 2025 and 2024, is set forth below.

BUSINESS INSURANCE

	Three Months Ended			Twelve Months Ended
	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Loss and loss adjustment expense ratio	51.5	56.3	(4.8)	56.8	58.5	(1.7)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	4.5	(0.2)	4.7	0.2	(2.0)	2.2
Underlying loss and loss adjustment expense ratio	56.1	56.0	0.1	57.0	56.5	0.5

PERSONAL INSURANCE

	Three Months Ended			Twelve Months Ended
	Dec 31 2025	Dec 31 2024	Change	Dec 31 2025	Dec 31 2024	Change
Loss and loss adjustment expense ratio	53.3	59.3	(6.0)	65.9	73.1	(7.2)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	4.7	4.4	0.3	(4.0)	(5.1)	1.1
Underlying loss and loss adjustment expense ratio	58.1	63.7	(5.6)	61.9	68.1	(6.2)

PERSONAL INSURANCE - AUTOMOBILE

	Three Months Ended
	Dec 31 2025	Dec 31 2024	Change
Loss and loss adjustment expense ratio	66.9	72.5	(5.6)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	6.2	4.7	1.5
Underlying loss and loss adjustment expense ratio	73.2	77.2	(4.0)

PERSONAL INSURANCE - HOMEOWNERS

	Three Months Ended
	Dec 31 2025	Dec 31 2024	Change
Loss and loss adjustment expense ratio	26.8	29.5	(2.7)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	1.8	3.8	(2.0)
Underlying loss and loss adjustment expense ratio	28.5	33.3	(4.8)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Insurance Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2024 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing could provide our competitors with a competitive advantage and could impact the rate and severity of claims, as well as the demand for our products; the

Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber breach or other information security incident, technology failure or other unanticipated event; the potential for difficulties arising from outsourcing, including vendors and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.